EXECUTION VERSION

BANK PURCHASE AND ASSUMPTION AGREEMENT

THIS BANK PURCHASE AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into this 1st day of February, 2012 (the “Agreement Date”), by and among Saddle River Valley Bancorp, a savings and loan holding company (“Saddle River”), Saddle River Valley Bank, a federally chartered savings association and a wholly owned subsidiary of Saddle River (the “Savings Bank”), each having its principal office at 171 East Saddle River Road, Saddle River, New Jersey 07458, and Union Center National Bank, a federally chartered commercial bank (the “Purchaser”), having its principal office at 2455 Morris Avenue, Union, New Jersey 07083. Purchaser, Saddle River and the Savings Bank are individually referred to herein as a “Party” and collectively as the “Parties”; Saddle River and the Savings Bank are individually referred to herein as a “Seller” and collectively as the “Sellers”).

WHEREAS, Sellers wish to sell the deposits and certain assets and liabilities relating to the business of the Savings Bank on the terms and conditions set forth herein;

WHEREAS, Purchaser wishes to purchase the assets and assume the deposits and certain other liabilities of the Savings Bank on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, of the mutual agreements, covenants, representations, warranties and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

1.01	Closing Date

The closing of the purchase of assets and assumption of liabilities contemplated hereby (the “Closing”) shall occur no earlier than fourteen (14) calendar days and no later than thirty (30) calendar days after the satisfaction of the conditions set forth in Section 6.03(a) and the satisfaction or waiver of the other conditions set forth in Article VI, other than those conditions that are by their nature to be satisfied at Closing, on a date to be agreed to by the Parties (the “Closing Date”). The Closing shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, at 10:00 a.m. EST, or at such other place and time as may be agreed to by the Parties.

1.02	Transfer and Consideration of Assets; Assumption of Liabilities

(a) At the Closing, subject to the terms and conditions of this Agreement, in consideration of the payment to the Savings Bank of the Adjusted Closing Book Value (as defined in Section 1.03(a)), and the assumption by Purchaser of the Assumed Liabilities (as defined in Section 1.02(c)), the Sellers will validly sell, assign, transfer, convey and deliver to Purchaser free and clear of any Title Defect (as defined in Section 2.02), and the Purchaser will purchase, acquire, and accept, all of each Seller’s right, title and interest in all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Sellers related to the business currently conducted by the Savings Bank, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Sellers, including without limitation each of the following assets (collectively, the “Assets”), but excluding the Excluded Assets (as defined in Section 1.02(b)):

(i) The leased premises described on Schedule 1.02(a)(i), including all lease agreements and leasehold improvements thereon, and all security deposits relating thereto (the “Leased Premises”);

(ii) (A) All of the furniture, fixtures and equipment used or located in the Leased Premises, including without limitation those items described on Schedule 1.02(a)(ii), other than as specifically identified as excluded on such Schedule (the “Fixtures and Equipment”); and (B) any lease or installment sale agreements covering the Fixtures and Equipment;

(iii) All petty cash, vault cash, drawer cash, automated teller machine (“ATM”) cash and any other cash maintained at the Leased Premises or other accounts or facilities of the Savings Bank as of the Closing Date, subject to audit verification conducted by a representative of each Party as of the Closing Date;

(iv) All savings account loans secured by an interest in Deposit Liabilities (as defined in Section 1.02(c)) and loans made by and reflected on the books of the Savings Bank in connection with automatic loan reserves (i.e., overdraft protection relating to Deposit Liabilities), together with all interest thereon that shall accrue but not be received by the Savings Bank on or prior to the Closing Date including without limitation those loans described on Schedule 1.02(a)(iv);

(v) All loans issued by the Savings Bank that are, or upon closing or funding, will be, evidenced by a mortgage, deed of trust, promissory note or similar security instrument that creates a lien on real property, including without limitation first lien residential mortgage loans, home equity lines of credit, and junior lien home equity loans, including without limitation those loans described on Schedule 1.02(a)(v);

(vi) All commercial, personal and consumer loans issued by the Savings Bank, including without limitation those described on Schedule 1.02(a)(vi);

(vii) All participation interests of the Savings Bank in loans issued by third parties, including without limitation those described on Schedule 1.02(a)(vii);

(viii) All records and original documents in either Seller’s possession which pertain to and are utilized by the Savings Bank to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Savings Bank and all such records and original documents respecting (A) the Assets, (B) the Assumed Liabilities (as defined in Section 1.02(c)), including without limitation the Deposit Liabilities and (C) the employees of Sellers other than the Excluded Employees (as defined in Section 5.05), including all such records maintained on an electronic data base system of Sellers or to comply with any applicable federal or state law or governmental regulation to which the Deposit Liabilities are subject, including but not limited to Federal Reserve Board Regulation E (12 C.F.R. §205), Federal Reserve Board Regulation CC (12 C.F.R. §229) and any relevant escheat and unclaimed property laws (collectively, the “Records”), which shall be segregated by Sellers;

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(ix) The core deposit intangibles associated with the assumption of the Deposit Liabilities pursuant to Section 1.02(c) below;

(x) All investment securities owned by the Savings Bank, including without limitation those described on Schedule 1.02(a)(x); and

(xi) All securities and papers, if any, held by Sellers in safekeeping for its customers at the Leased Premises, together with all of the records relating thereto (the “Safekeeping Items”).

(b) Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets (as defined below) to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all right, title and interest of each of Sellers in the following assets:

(i) Any agreements and contracts between either Seller and any of the Excluded Employees, except those pertaining to loans disclosed to Purchaser in writing prior to the date hereof and deposit accounts maintained in the ordinary course of business on standard terms;

(ii) Except to the extent otherwise provided by Section 5.09 of this Agreement, all insurance policies issued to either Seller and any claims under any of such policies;

(iii) Any judgment, related legal claim and rights to damages and other funds (including without limitation, insurance proceeds) therefrom in connection with or related to the matter of Saddle River Valley Bank v. Garsia, No. BER-L-6099-08 (N.J. Super. L. Div. 2009) (the “Metro North Litigation”);

(iv) The shares of capital stock of Savings Bank held by Saddle River;

(v) Any agreements and contracts between Savings Bank, on one hand, and Saddle River or any of its stockholders or any Affiliate (as defined in Section 2.16) of the Savings Bank or Saddle River, on the other hand, except those pertaining to loans disclosed to the Purchaser in writing prior to the date hereof and deposit accounts maintained in the ordinary course of business on standard terms;

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(vi) All vehicle leases and leased vehicles except for all rights to the leased vehicle on Schedule 1.02(c)(ix);

(vii) Any item of value attributable to a net operating loss carryover of Sellers, and any right of Sellers to any tax refund;

(viii) All minute books, organizational documents, stock registers and such other books and records of Sellers as pertain to ownership, organization or existence of Sellers, any records relating to the Excluded Assets or the Excluded Liabilities, and duplicate copies of any other records as are necessary to enable Sellers to file tax returns and reports;

(ix) The domain names and urls owned by either of the Sellers and any goodwill associated therewith; and

(x) Any claims or other rights to indemnification or other rights related, in each case, to the Excluded Assets and Excluded Liabilities.

(c) Purchaser agrees that, on the Closing Date, subject to the terms and conditions of this Agreement and as further consideration for the aforesaid transfer, conveyance and delivery of the Assets, it will assume and will pay, perform, and discharge as they become due the following Liabilities (as defined below) of Sellers (collectively, the “Assumed Liabilities”):

(i) The aggregate outstanding balance of all deposit and transaction accounts of the Savings Bank, plus accrued interest payable on such accounts as of the Closing Date as reflected on the records of Sellers (the “Deposit Liabilities”);

(ii) Liabilities, if any, for federal funds purchased, repurchase agreements and overdrafts in accounts maintained with other depository institutions (including any accrued and unpaid interest thereon computed to and including the Closing Date); provided that the assumption of any such Liability pursuant to this Section 1.02(c)(ii) shall be limited to an amount equal to the market value of the Assets securing such Liability as reasonably determined by Purchaser;

(iii) Liabilities, if any, for Commitments; “Commitment” shall mean the unfunded portion of a line of credit or other commitment reflected on the books and records of Sellers to make an extension of credit (or additional advances with respect to a loan) that is legally binding on either Seller as of the Closing Date, and any off balance sheet liability that Sellers have disclosed on Schedule RCL to the Saving Bank’s Call Report or Schedule CC to the Savings Bank’s Thrift Financial Report;

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(iv) All duties and obligations of Sellers with respect to the Safekeeping Items;

(v) All duties and obligations of Sellers with respect to all Safe Deposit Boxes, including the maintenance of all of the necessary facilities for the use of such boxes by the renters thereof during the period for which such boxes have been rented and the rent therefor paid to Sellers, subject to the provisions of the rental agreements between Sellers and the respective renters of such boxes. “Safe Deposit Boxes” means the safe deposit boxes of Sellers, if any, including the removable safe deposit boxes and safe deposit stacks in Sellers’ vault(s), all rights and benefits under rental agreements with respect to such safe deposit boxes, and all keys and combinations thereto;

(vi) All employment agreement costs and electronic data processing and systems-related contract termination fees accrued for in the calculation of Adjusted Closing Book Value pursuant to Section 1.03(a);

(vii) All liabilities under the lease agreements being assumed pursuant to Section 1.02(a)(i) and under any lease or installment sale agreements being assumed pursuant to Section 1.02(a)(ii);

(viii) Liabilities under any written escrow or mortgage servicing agreement or other similar agreement relating to a Deposit Liability assumed by Purchaser pursuant to this Agreement; and

(ix) All liabilities under the contracts and other agreements listed on Schedule 1.02(c)(ix), including, but not limited to, (a) contracts and agreements for the provision of services to any of the Leased Premises, such as contracts for cleaning, security, landscaping and other services, (b) contracts for the renovation of the Leased Premises located at 71 East Allendale Road, Saddle River, New Jersey, and (c) the contracts for the purchase or lease of all equipment to be used at such Leased Premises;

provided, however, that with respect to the agreements and contracts referred to in Sections 1.02(c)(vii), 1.02(c)(viii) and 1.02(c)(ix), (I) the only Liabilities (as defined below) arising under such agreements and contracts that shall constitute Assumed Liabilities hereunder shall be (x) Liabilities arising under such agreements and contracts subsequent to the Closing Date and (y) Liabilities arising under such agreements and contracts on or before the Closing Date that are expressly included in the calculation of Estimated Adjusted Closing Book Value and Adjusted Closing Book Value hereunder and (II) all other Liabilities arising under such agreements and contracts shall constitute Excluded Liabilities (as defined below) hereunder.

For the purpose of this Agreement, “Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

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Purchaser’s obligations under this Section 1.02(c) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection with this Agreement or any right or alleged right to indemnification hereunder or thereunder.

(d) Except for the Assumed Liabilities, Purchaser shall not assume or be liable for any of the Liabilities of Sellers of any kind or nature whatsoever (whether or not accrued or fixed, absolute or contingent, known or unknown or whether due or to become due, arising out of events or transactions or facts occurring on, prior to, or after the Closing Date), and Sellers shall remain and be solely and exclusively liable with regard to such debts, liabilities and obligations (collectively, the “Excluded Liabilities”), including, but not limited to,

(i) Liabilities arising out of, relating to or with respect to matters that were the subject of the consent order issued by the Office of the Comptroller of the Currency (“OCC”) on October 17, 2011 (the “Consent Order”), and any investigation, proceeding, or claim that has arisen or may arise in relation to such matters;

(ii) Liabilities arising out of, relating to or with respect to any claims by any current or former stockholder of Sellers solely in their capacity as such;

(iii) Liabilities arising out of, relating to or with respect to (A) the employment or performance of services, or termination of employment or services by Sellers of any individual on or before the Closing Date except for those expressly assumed under Section 1.02(c)(vi), (B) workers’ compensation claims against Sellers that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (C) any employee benefit plan or program maintained by Sellers, (D) the claims described on Schedule 2.05(a) and (E) any Liabilities or claims arising under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state or local entity, pertaining to the Excluded Employees or former employees (or their beneficiaries) of the Sellers;

(iv) Any and all Liabilities, whether absolute, accrued, contingent or otherwise, for Taxes, including, without limitation, any such liability or obligation for any Taxes (a) relating to Sellers or, for any taxable period (or any portion thereof) ending on or prior to the Closing Date, the business or operations of Sellers or (b) resulting from the transactions contemplated by this Agreement;

(v) Any Liabilities relating to any Excluded Assets;

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(vi) All legal, accounting, financial advisory and other professional fees incurred by Sellers in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby (“Advisor Fees”);

(vii) Any Liabilities arising out of or relating to deposits or withdrawals from those accounts disclosed on Schedule 1.02(d)(vii) (the “Designated Accounts”) in excess of the amount of the funds on deposit in such Designated Accounts on the Closing Date, including without limitation any third party claims relating to instruments presented for deposit in such accounts; or

(viii) Liabilities arising out of or relating to Sellers’ failure to process checks and deposits in accordance with appropriate banking standards and practices.

1.03	Determination of Adjusted Closing Book Value.

(a) At least two (2) Business Days (as defined below) prior to the Closing Date, Sellers will deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate (the “Estimated Adjusted Closing Book Value”) of the Adjusted Closing Book Value, which shall be an amount equal to the product of (x) the Savings Bank’s Equity (as defined below) on the Closing Date minus $350,000 times (y) 0.90, calculated after full accrual for all fees and expenses incurred by Sellers in connection with the transactions contemplated by this Agreement, including without limitation, (A) employment agreement costs, (B) any consent fees or other economic concessions in connection with the assignment of leases to Purchaser pursuant to Section 1.02(a)(i) in excess of $5,000 in the aggregate, and (C) electronic data processing and systems-related contract termination fees payable to FSI (as defined in Section 1.06(g)) and other existing vendors of the Savings Bank, to the extent indicated on Schedule 1.03(b), and before any payment or accrual of Advisor Fees paid by Sellers at Closing pursuant to Section 1.04 of this Agreement (the “Adjusted Closing Book Value”). For the purposes of preparing the Estimated Adjusted Closing Book Value, Sellers will use the Savings Bank’s Equity as of the month-end immediately prior to the Closing Date. For the avoidance of doubt, (i) no Excluded Asset shall increase the Adjusted Closing Book Value, including without limitation any amount attributable to the Metro North Litigation, and (ii) all costs relating to the Fiserv Conversion (as defined in Section 1.06(g)) shall be borne by the Purchaser and shall not decrease the Adjusted Closing Book Value. “Equity” means the Savings Bank’s equity as would be shown on the Savings Bank’s Thrift Financial Report (“TFR”) line SC80 (or line RCONG 105 of the Savings Bank’s Call Report) if prepared as of the Closing Date, calculated in accordance with the applicable regulations of the Office of the Comptroller of the Currency, subject to the adjustments described above. For the purposes of this Agreement, “Business Day” shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

(b) Within thirty (30) days after the Closing Date, Purchaser will deliver to Sellers a certificate (the “Closing Statement”), executed by Purchaser, setting forth Purchaser’s calculation of Adjusted Closing Book Value. In calculating the Adjusted Closing Book Value, Purchaser and Sellers shall use the same factors and methodology in calculating the allowance for loan losses as used by the Savings Bank in calculating the allowance as set forth in the Savings Bank’s TFR as of September 30, 2011, and shall otherwise follow the methodology described on Schedule 1.03(b) hereto, which sets forth an illustrative example of the calculation of the Adjusted Closing Book Value as if the closing were to occur as of September 30, 2011.

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(c) If Sellers deliver written notice (the “Disputed Items Notice”) to Purchaser within fifteen (15) days after the delivery of the Closing Statement, stating that Sellers object to any items on the Closing Statement, specifying the basis for such objection in reasonable detail and setting forth Sellers’ proposed modifications to the Closing Statement, Sellers and Purchaser will attempt to resolve and finally determine and agree upon the Adjusted Closing Book Value as promptly as practicable.

(d) If Sellers and Purchaser are unable to agree upon the Adjusted Closing Book Value within ten (10) days after delivery of the Disputed Items Notice, Sellers and Purchaser will refer the matter to an independent accounting firm mutually selected by Purchaser and Sellers, to resolve the disputed items specified in the Disputed Items Notice. The accounting firm will (i) resolve and address only the disputed items specified in the Disputed Items Notice and (ii) determine the Adjusted Closing Book Value, as modified only by the resolution of such disputed items. Such determination shall be final and binding on the Parties. The fees, costs and expenses of the accounting firm so selected will be borne by the Party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither Party could be fairly found to be the prevailing Party, then such fees, costs and expenses will be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

(e) If Sellers do not deliver the Disputed Items Notice to Purchaser within fifteen (15) days after the delivery of the Closing Statement, the calculation of the Adjusted Closing Book Value specified in the Closing Statement will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties, and Sellers shall be deemed to have agreed with the calculations of the Adjusted Closing Book Value specified in the Closing Statement.

(f) Within ten (10) days after the Adjusted Closing Book Value is finally determined (i) if the Estimated Adjusted Closing Book Value exceeded the Adjusted Closing Book Value, Sellers shall pay to Purchaser an aggregate amount equal to such excess and (ii) if the Estimated Adjusted Closing Book Value was less than the Adjusted Closing Book Value, Purchaser shall pay to Sellers an aggregate amount equal to such difference.

(g) The final determination of the Adjusted Closing Book Value under this Section 1.03 shall not impair any other rights of a Party under this Agreement, including any rights to indemnification.

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1.04	Obligations of Sellers on the Closing Date

On the Closing Date and subject to the satisfaction or waiver of all conditions to Sellers’ obligations as provided in Sections 6.02 and 6.03, Sellers will:

(a) Execute and deliver to Purchaser a Bill of Sale substantially in the form of Exhibit A and all such deeds, endorsements, assignments or other instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer to Purchaser of the Assets;

(b) Pay to all employees of Sellers as of the Closing Date all wages earned and payable through the Closing Date, including all sums payable for accrued sick leave or vacation pay;

(c) Pay all Advisor Fees and provide to Purchaser copies of pay-off letters from each recipient of Advisor Fees;

(d) With respect to Individual Retirement Arrangement (“IRA”) accounts, execute an Appointment of Successor Trustee Agreement attached as Schedule 1.04(d) effective as of the Closing Date which shall name Purchaser as successor trustee of the IRA Accounts in accordance with the IRA Trust Agreements;

(e) Within 60 days after the Closing Date, deliver a final statement of account and related tax reporting to each depositor and borrower whose accounts are assumed by Purchaser hereunder as of the Closing Date, including the filing of such tax reporting with the appropriate taxing authorities, in compliance with Internal Revenue Service and all applicable state reporting requirements;

(f) Give all notices and take all other actions necessary and required, including actions required by applicable laws, in connection with Sellers’ assignment of and Purchaser’s assumption of the Assumed Liabilities, with prior notice and consultation by Purchaser; and

(g) Deliver to Purchaser a non-foreign affidavit executed by Sellers, dated as of the Closing Date, sworn under penalty of perjury and in the form and substance of the document annexed hereto as Exhibit B, stating that it is not a “foreign person” as defined in Code §1445 (the “FIRPTA Certificate”).

1.05	Obligations of Purchaser on the Closing Date

On the Closing Date and subject to the satisfaction or waiver of all conditions to Purchaser’s obligations as provided in Sections 6.01 and 6.03, Purchaser will:

(a) Execute and deliver to Sellers the Instrument of Assumption of Certain Liabilities attached hereto as Exhibit C;

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(b) Execute and deliver to Sellers and the landlord of the Leased Premises the Assignment and Assumption Agreement and Landlord’s Consent, attached hereto as Exhibit D; and

(c) Pay the Estimated Adjusted Closing Book Value shown on the Estimated Closing Statement, by wire transfer of immediately available funds into the account(s) designated in writing by Sellers.

1.06	Certain Transitional Matters Following the Closing Date

(a) Purchaser agrees to honor in accordance with law, up to the collected amount on deposit (and any other funds available by reason of any agreement between the depositor and Purchaser or the Savings Bank), all properly drawn and presented checks, drafts, electronic debits and credits and withdrawal orders presented to Purchaser by mail, over its counters, throughout the check clearing system, and Automated Clearing House of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Sellers, or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Sellers with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by Purchaser under this Agreement, or other funds available by reason of any agreement between the depositor and Purchaser or the Savings Bank, are sufficient to permit the payment thereof.

(b) Purchaser agrees, at its cost and expense, on or immediately after the Closing Date, to notify depositors of Purchaser’s assumption of Deposit Liabilities and, at its sole cost and expense and without cost to depositors, to furnish each depositor of an assumed account with not less than fifty (50) checks on the forms of Purchaser, with instructions to utilize Purchaser’s checks and to destroy unused checks of Sellers as of the Closing Date. Purchaser will send Sellers a copy of notification letters forwarded to depositors by Purchaser.

(c) Purchaser shall timely forward to Sellers any mail, facsimile or other correspondence, received at the Leased Premises after the Closing Date, that is (i) addressed to Sellers, or (ii) addressed to Purchaser but relating to an Excluded Asset or Excluded Liability.

(d) Approximately ten (10) calendar days prior to the Closing Date, (i) Sellers shall notify holders of ATM cards that all ATM cards issued by the Savings Bank will be void as of the Closing Date and (ii) Purchaser will furnish each holder of ATM cards issued by the Savings Bank with a new Purchaser ATM card, with instructions to utilize Purchaser’s ATM card and to destroy the Savings Bank’s ATM card as of the Closing Date. Sellers and Purchaser will cooperate to coordinate these communications.

(e) As mutually agreed upon by the Parties, Sellers shall notify holders of all accounts at the Bank approximately ten (10) calendar days prior to the Closing Date of the Transaction and its impact on such account holders.

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(f) If Purchaser proposes to charge fees different from those fees formerly charged by Sellers, Purchaser shall include its fee schedule in its notice.

(g) Prior to the Closing Date, Purchaser and Sellers shall cooperate to effectuate a conversion of all of the computerized deposit account information, loan information, and other information relating to the Assets and Assumed Liabilities (“Savings Bank Data”) onto a standard Fiserv data processing and storage platform, which conversion may commence prior to the Closing Date (the “Fiserv Conversion”). Until the Closing Date, the Savings Bank Data shall be held separate from any Purchaser information maintained by Fiserv, and Purchaser shall not have access to such information except as otherwise authorized by Sellers. From and after the Closing Date, the Parties will cooperate to complete the Fiserv Conversion and transfer of the Savings Bank Data to Purchaser’s control as promptly as practicable. Purchaser will pay all costs and fees relating to the Fiserv Conversion including per file upload fees payable to Financial Services Inc. (“FSI”) in connection with such conversion, but not including any termination costs payable to FSI, which shall be borne by the Sellers. If Purchaser requires any additional assistance of personnel or service providers of Sellers in order to effectuate conversion of the Savings Bank Data post-Closing, Purchaser will reimburse Sellers for any out-of-pocket costs in connection therewith.

(h) With respect to each Asset that is a residential mortgage loan, Savings Bank will give the notice to the mortgagor required by Section 6 of the Real Estate Settlement Procedures Act (“RESPA”) of the transfer of the servicing of such mortgage loan to Purchaser and Purchaser will give the notice to the mortgagor required by Section 6 of RESPA.

1.07	Prorated Adjustment of Expenses

(a) Except as otherwise noted herein to the contrary, all payments, rents, utility payments, lease payments, and similar expenses and charges relating to the Leased Premises and Fixtures and Equipment shall be pro-rated between the Parties as of the Closing Date.

(b) Sellers shall be responsible for FDIC deposit insurance assessments upon the Deposit Liabilities prior to the Closing Date and Purchaser shall be responsible for FDIC deposit insurance assessments upon the Deposit Liabilities on and after the Closing Date.

1.08	Procedures for Assets Not Transferable

(a) If any property or right (each, an “Authorization”) included in the Assets is not assignable or transferable, either by virtue of the provisions thereof or under applicable Law, without the consent of one or more third persons or entities (each, a “Non-Assignable Right”), Sellers shall assist Purchaser in Purchaser’s efforts to obtain such consents after the execution of this Agreement until such consent is obtained. If any of the Authorizations included in the Assets are not so assignable or transferable without obtaining a replacement Authorization, Sellers shall cooperate with Purchaser in Purchaser’s efforts to obtain replacement Authorizations (each a “Replacement Authorization”) issued in Purchaser’s name.

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(b) If any consent in respect of a Non-Assignable Right cannot be obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but Sellers shall use their commercially reasonable efforts to obtain such consent as soon as possible after the Closing. Purchaser will cooperate, to the extent commercially reasonable, with Sellers in their efforts to obtain such consents. If any such consent shall not be obtained prior to Closing, then, at Purchaser’s option, (A) the Non-Assignable Right shall be an Excluded Asset and Purchaser shall not assume any Liability relating thereto or arising thereunder or (B) Sellers shall use their commercially reasonable efforts to obtain for Purchaser substantially all of the practical benefit and burden of such property or rights, including by (y) arranging for appropriate and reasonable alternative arrangements on terms mutually agreeable to Purchaser and Sellers and (z) subject to the consent and control of Purchaser, enforcement, at the cost and for the account of Purchaser, of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If, and to the extent that such arrangement cannot be made on terms and conditions mutually acceptable to Sellers and Purchaser, Purchaser shall have no obligation pursuant to Section 1.01 and Section 1.02 or otherwise with respect to any such Non-Assignable Right or any Liability with respect thereto.

(c) If any Replacement Authorization cannot be obtained prior to the Closing, Sellers agree to take all actions necessary to allow Purchaser to operate under its Authorizations, to the extent permitted by applicable laws or applicable governmental authority for such period as may be reasonably necessary for Purchaser, using their commercially reasonable efforts to obtain any such Replacement Authorization.

1.09	Records

From and after the Closing Date, each of Purchaser and Sellers will retain and preserve, for so long as may be required under applicable law, all of the files, books of account and records in their possession relating to the operations of the Savings Bank, the Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities. Upon not less than five (5) Business Days prior notice, each Party will permit the other Parties or their representatives, at any reasonable time and at the other Parties’ expense, to inspect, make extracts from or copies of, any such files, books of account or records as Purchaser or Sellers, as the case may be, deem reasonably necessary, in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby, provided that such activities do not unreasonably interfere with the business operations of the Parties and provided further that such access may be restricted to the extent required pursuant to applicable law.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

2.01	Corporate Organization and Powers

(a) Saddle River is a savings and loan holding company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Saddle River has the corporate power and authority to own its properties, to effect the transactions contemplated by this Agreement and carry on its business as presently conducted.

(b) Savings Bank is a federally chartered savings association, validly existing and in good standing under the laws of the United States of America. Savings Bank has the corporate power and authority to own its properties, to effect the transactions contemplated by this Agreement and to carry on its business as presently conducted.

(c) Saddle River has no Subsidiaries other than Savings Bank. Savings Bank has no Subsidiaries. For purposes of this Agreement, the term “Subsidiaries” shall mean entities (i) of which a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by either Seller or (ii) with respect to which either Seller is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such entities.

2.02	Leases- Title to Property- Encumbrances

(a) Sellers have a valid lease to the Leased Premises, and marketable title to all leasehold improvements, furnishings, equipment and other assets to be transferred to Purchaser pursuant to this Agreement, and in each case subject to no “Title Defect”, which shall be defined as a mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any nature whatsoever, except matters of record which do not interfere with the use of the Leased Premises as a bank branch or which would not interfere with or otherwise prevent Purchaser from having quiet enjoyment of the Leased Premises.

(b) Sellers have delivered to Purchaser a complete and correct copy of the lease agreements for the Leased Premises. The leases are valid, and there does not exist with respect to Sellers’ obligations thereunder, or to the knowledge of either Seller (not having made any specific investigation for this purpose) with respect to the obligation of any lessor thereunder, any material default thereunder. To the knowledge of either Seller (not having made any specific investigation for this purpose), there is no condemnation proceeding pending or threatened which would preclude or impair the use of the Leased Premises as presently being used in the conduct of the business of Sellers. Sellers have timely paid all taxes and common area charges as required under the leases governing the Leased Premises.

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(c) Except for the Excluded Assets, the Leased Premises, the leasehold improvements, the banking equipment, the fixtures and the furniture being sold to Purchaser hereunder are all of the physical assets owned by Sellers and used by them to conduct the business of the Savings Bank as of the date hereof. The banking equipment comprising part of the assets being sold is in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear. Purchaser, however, acknowledges and agrees that all such property is being sold “as is” and without any warranties, express or implied, other than those specified in this paragraph.

(d) No notice of any violation of zoning laws, building, fire and other regulating laws, statutes, ordinances and regulations relating to the Leased Premises has been received by either Seller and is currently outstanding and uncured. Nothing herein shall obligate Sellers to perform any repairs or improvements required as a condition of obtaining a certificate of occupancy in connection with the transactions contemplated by this Agreement.

2.03	No Violation

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with: (1) the Certificate of Incorporation or Federal Stock Charter (whichever is applicable) or Bylaws of either Seller; (2) except as set forth on Schedule 2.03, any provision of any material agreement or any other restriction of any kind to which any Seller is a party or by which any Seller is bound under any material lease; or (3) any statute, law, decree, regulation or order of any governmental authority known to either Seller, once the governmental consents referred to in this Agreement are obtained; or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which any Seller is a party (other than any such obligation or loan that is an Excluded Liability).

2.04	Corporate Authority

The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors and the shareholder of the Savings Bank. The Board of Directors of Saddle River (the “Saddle River Board”) has duly resolved to recommend to the stockholders of Saddle River that they approve this Agreement. Except as set forth on Schedule 2.04, there is no holder of any class or series of capital stock of the Savings Bank entitled to vote in connection with the transactions contemplated by this Agreement. Except for the approval of the stockholders of Saddle River, no further corporate authorization on the part of either Seller is necessary to consummate the transactions contemplated by this Agreement. The affirmative vote of the holders of at least a majority of the outstanding shares of common stock of Saddle River (the “Saddle River Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of Saddle River which is necessary to approve the transactions contemplated by this Agreement.

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2.05	Employment Agreements; Employees

(a) Except as listed on Schedule 2.05(a), there exist no employment agreements (including collective bargaining agreements), contracts, or disputes between either Seller and such Seller’s current or former employees, including without limitation the Excluded Employees, related to wages, hours, and terms of employment or benefits.

(b) Attached as Schedule 2.05(b) is an accurate and complete report showing the name, title, salary or hourly wage, and length of service of each employee of Sellers as of the date of this Agreement.

2.06	No Litigation

(a) Except as set forth on Schedule 2.06, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, by or before any court, public board, governmental agency or body pending, or to the knowledge of either Seller threatened, against either Seller.

(b) Except as set forth on Schedule 2.06, neither Seller is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Schedule 2.06, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has either Seller been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

2.07	Environmental Matters

(a) Each Seller is, and since January 1, 2009 has been, in material compliance with all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes (“Hazardous Substances”) into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Sellers or their respective agents (“Environmental Laws”), which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws to conduct the business of Sellers.

(b) No claim has been made or is pending or, to the knowledge of either Seller, threatened against either Seller in respect of (i) noncompliance with any Environmental Laws, (ii) the release of any Hazardous Substance or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance.

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(c) To the knowledge of either Seller, no facts, circumstances or conditions exist with respect to either Seller or any property currently or previously owned, operated or leased by either Seller, including the Leased Premises, or any property to which either Seller arranged for the disposal or treatment of Hazardous Substances that could reasonably be expected to result in either Seller incurring material liabilities under Environmental Laws.

(d) Sellers have made available all material environmental reports, assessments and investigations relating to any facilities or real property ever owned, operated or leased by either Seller, including the Leased Premises, that were commissioned by or are in the possession of Sellers.

2.08	Deposit Insurance; FDIC

(a) The Deposit Liabilities are insured by the Deposit Insurance Fund (“DIF”) up to the maximum extent permitted by law, and Sellers have filed and will file all reports and have paid or will pay all fees, premiums and assessments required under the Federal Deposit Insurance Act as amended (“FDIA”) and applicable regulations promulgated thereunder.

(b) Since January 1, 2009, Sellers have filed all material reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), and the Office of Thrift Supervision, as predecessor to the OCC (the “OTS”), and any other applicable federal or state securities or banking authorities, including, without limitation, all financial statements and financial information required to be filed by either of them under the Federal Deposit Insurance Act and the Home Owners Loan Act of 1933, as amended, and have paid all fees and assessments due and payable in connection therewith. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Seller Reports.” All such Seller Reports were filed on a timely basis or Sellers received a valid extension of such time of filing and has filed all such Seller Reports prior to the expiration of any such extension. As of their respective dates, the Seller Reports complied as to form in all material respects with all the rules and regulations promulgated by the Federal Reserve, the FDIC, the OCC, the OTS, and any other applicable foreign, federal or state securities or banking authorities, as the case may be. There is no dispute pending or, to the knowledge of the Sellers, threatened with the FDIC relating to any obligations of Sellers to the FDIC or the insurance of the Deposit Liabilities.

2.09	Compliance With Laws and Contracts

With respect to the Assets and conduct of the business of the Savings Bank, except as set forth on Schedule 2.09, Sellers are and since January 1, 2009 have been in compliance in all material respects with the provisions of all applicable federal, state and local statutes, regulations and ordinances. Except as set forth on Schedule 2.09, neither Seller (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by such Seller), nor has such Seller received written notice of a claim that it is in default under or that it is in violation of, any material contract or any contract or obligation included in the Assumed Liabilities (whether or not such default or violation has been waived), (ii) is in violation of any order of any governmental authority having jurisdiction over Sellers or their respective properties or assets, or (iii) is in violation of, or in receipt of written notice that it is in violation of, any law applicable to Sellers, or which would have the effect of revoking or limiting FDIC deposit insurance.

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2.10	Contracts

Except for this Agreement, no Seller is a party to or bound by any agreements or arrangements for the purchase or sale of any of the Assets, or for the grant of any right to purchase any of the Assets, other than agreements or arrangements entered into in the ordinary course of business.

2.11	No Finders or Brokers

Sellers have not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby.

2.12	Financial Information; No Trust Business

(a) Attached as Schedule 2.12(a) is an accurate and complete report of the Deposit Liabilities, showing each account holder, type of account, interest rate and maturity date as of December 31, 2011. To the knowledge of Sellers, each of the Deposit Liabilities is the subject of an arm’s length relationship between the Savings Bank and the applicable depositor, which was entered into in the ordinary course of the Savings Bank’s business.

(b) The loans disclosed on Schedule 1.02(a)(iv), (v) and (vi) reflect an accurate and complete list of all loans issued by the Savings Bank, showing each borrower, type of loan, interest rate and maturity date as of December 31, 2011. To the knowledge of Sellers, each of such loans was entered into on an arm’s length basis pursuant to a valid and binding agreement in the ordinary course of Savings Bank’s business.

(c) The participation interests disclosed on Schedule 1.02(a)(vii) reflect an accurate and complete list of all participation interests of the Savings Bank in loans issued by third parties, showing each issuer, type of loan, interest rate and maturity date as of December 31, 2011. To the knowledge of the Sellers, each of such participations was entered into on an arm’s length basis pursuant to a valid and binding agreement in the ordinary course of the Savings Bank’s business.

(d) Sellers have provided to Purchaser a statement of income for the Savings Bank for the nine-month period ended September 30, 2011, and a balance sheet as of such date (the “Savings Bank Interim Financial Statements”). Prior to the Closing Date, Sellers will provide to the Purchaser a consolidated statement of income for the year ended December 31, 2011, and a consolidated balance sheet as of such date (the “Audited Financial Statements” together with the Savings Bank Interim Financial Statements, the “Savings Bank Financial Statements”). Except as set forth in the notes thereto, the Savings Bank Financial Statements were and will be prepared in accordance with GAAP and fairly present, and will fairly present, in all material respects, the financial condition of the Savings Bank, with respect to the Savings Bank Interim Financial Statements, and the Sellers with respect to the Audited Financial Statements as of the dates thereof and their results of operations for the fiscal periods therein, subject, in the case of the Savings Bank Interim Financial Statements, to the absence of footnotes and normal year-end audit adjustments which are not expected to be material, individually or in the aggregate. Sellers make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets. Sellers maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

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(e) Sellers have provided to Purchaser a statement of the aggregate outstanding balance of all deposit and transaction accounts of the Savings Bank as of the close of business on December 31, 2011 (the “Savings Bank Deposit Statement”). The Savings Bank Deposit Statement is true, complete and correct in all material respects.

(f) Neither of Sellers conducts a trust business, and except for Individual Retirement Accounts, neither of the Sellers acts in any capacity under trusts, executorships, administrations, guardianships, and agencies, or in similar fiduciary or representative capacities.

2.13	Taxes

(a) All Tax Returns related to the business of Sellers or the Assets and Assumed Liabilities required to be filed by Sellers have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of Sellers with respect to the business of Sellers or the Assets and Assumed Liabilities (whether or not shown on any Tax Return) have been fully and timely paid. Sellers have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor or creditor, in each case, to the extent applicable to the business of Sellers or the Assets and Assumed Liabilities and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

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(b) There is no dispute or claim by any Taxing Authority pending or, to the knowledge of either Seller, threatened against either Seller concerning any material liability for Taxes of Sellers incurred in connection with the business of Sellers. There are no audits or investigations of either Seller by any Taxing Authority with respect to the business of Sellers in progress, nor has either Seller received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No written claim has been made by a Taxing Authority in a jurisdiction where Sellers do not file Tax Returns with respect to the business of Sellers to the effect that either Seller is or may be subject to taxation by that jurisdiction with respect to the business of Sellers. There are no Liens on any of the Assets and Assumed Liabilities of Sellers arising as a result of any failure (or alleged failure) to pay any Tax with respect to the business of Sellers.

(c) Sellers have, to the extent applicable to the business of Sellers, not (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law or (ii) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect the assessment or collection of Taxes, which Taxes have since not been paid.

(d) “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

(e) “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

(f) “Taxing Authority” means the Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax.

2.14	Consents and Approvals

Except as set forth on Schedule 2.14, Sellers are not required to obtain any consent, approval, order, authorization, registration, declaration from, or to make any filing with, any court, agency, or governmental authority or instrumentality (each a “Governmental Entity”) or any other third party in connection with (a) each Seller’s execution and delivery of this Agreement or any document, agreement or instrument to be executed pursuant to this Agreement or (b) the consummation by Sellers of the transactions contemplated hereby or thereby.

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2.15	Insurance

Sellers currently maintain insurance with respect to the Leased Premises and the operations of the Savings Bank, including property, liability, fire and casualty insurance, and financial institution bond protection, in accordance with sound business practices for comparable financial institutions. Complete copies of such insurance policies and bond protection (the “Sellers Policies”) have been provided to Purchaser by Sellers.

2.16	Related Party Transactions

Except as set forth on Schedule 2.16, the employment agreements with management employees described on Schedule 2.05 and the Deposit Liabilities with Affiliates described on Schedule 2.12(a), no Affiliate is a party to any contract or involved in any business arrangement or other relationship with Sellers (whether written or oral). “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the relevant Party, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the relevant Party, whether through ownership of voting securities, by contract or otherwise.

2.17	Opinion of Financial Advisor

The Saddle River Board has received an opinion as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Savings Bank pursuant to this Agreement is fair from a financial point of view (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion will be delivered to the Purchaser within three (3) Business Days from the date of this Agreement. As of the date of this Agreement, the Fairness Opinion has not been withdrawn, rescinded or adversely amended.

2.18	Regulatory Consents

As of the date of this Agreement, Sellers are not aware of any facts or circumstances relating to the Sellers or any of their Affiliates that would prevent or materially delay the ability of Sellers to obtain the consents and approvals of all Governmental Entities necessary for Sellers to consummate the transactions contemplated by this Agreement on or before September 30, 2012.

2.19	Disclosure

No representation or warranty of Sellers contained in this Agreement, nor any schedule, exhibit or other document furnished or to be furnished by either Seller (i) contains or will contain any untrue statement of a material fact or (ii) omits or will omit a material fact necessary to make the statements contained therein not misleading.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, the following:

3.01	Corporate Organization

Purchaser is a financial institution duly organized, validly existing and in good standing under the laws of the United States of America. Purchaser has the corporate power and authority to own or lease its properties, to effect the transaction contemplated hereby and to carry on its business as presently being conducted. The deposits of Purchaser are insured by the Federal Deposit Insurance Corporation.

3.02	No Violation

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate or conflict with: (1) the Articles of Association or the Bylaws of Purchaser; (2) any provision of any agreement or any other restriction of any kind to which Purchaser is a party to or by which Purchaser is bound; or (3) any statute, law, decree, regulation or order of any governmental authority known to Purchaser, once the governmental consents referred to in this Agreement are obtained, or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Purchaser is a party.

3.03	Corporate Authority

The execution and delivery of this Agreement, and the consummation of this sale have been duly authorized by the Board of Directors of Purchaser. No further corporate authorization on the part of Purchaser is necessary to consummate the transaction.

3.04	No Litigation

There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of Purchaser threatened against Purchaser, wherein an unfavorable decision, ruling or finding would (i) materially and adversely affect the transaction contemplated by the Agreement, (ii) adversely affect the validity or enforceability of this Agreement or any document necessary to consummate the transaction contemplated herein or the ability of the Purchaser to consummate such transaction in a timely manner, or(iii) adversely affect the ability of the Purchaser to obtain any approval, consent or permission required to be obtained by Purchaser hereunder.

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3.05	Financial Status

Purchaser has, and will have as of the Closing Date, (i) sufficient immediately available funds in cash to pay the Adjusted Closing Book Value to the Savings Bank, and (ii) sufficient capital to consummate the transaction contemplated hereby and to perform its other obligations under this Agreement and any other documents executed in connection herewith.

3.06	Regulatory Consents

As of the date of this Agreement, Purchaser is not aware of any facts or circumstances relating to Purchaser or any of its Affiliates that would prevent or materially delay the ability of Purchaser to obtain consents and approvals of all Governmental Entities necessary for Purchaser to consummate the transactions contemplated by this Agreement on or before September 30, 2012.

3.07	Disclosure

Neither this Agreement nor any schedule, exhibit, certificate or other document furnished or to be furnished by Purchaser on the Closing Date contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING DATE

4.01	Conduct of Business

Pending the Closing Date, and except as contemplated by this Agreement, required by the Consent Order, or otherwise consented to by Purchaser:

(a) Sellers will carry on the business of the Savings Bank diligently and substantially in the same manner as it is conducted on the date hereof, and Sellers will not, with regard to the Savings Bank, engage in any one or more activities or transactions that are outside of the ordinary course of the business of the Savings Bank as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement. Sellers shall maintain the books and records of the Bank in accordance with GAAP and sound business practices for comparable financial institutions.

(b) Sellers will use commercially reasonable efforts to keep the business operations as are presently conducted at the Savings Bank. Sellers shall use commercially reasonable efforts to maintain in effect the current staffing levels at the Savings Bank from the date of this Agreement to the Closing Date, including the replacement hiring of personnel, if necessary, in the ordinary course of business and subject to prior consultation with Purchaser. Sellers further agree to use commercially reasonable efforts to maintain the aggregate Deposit Liabilities near the aggregate levels set forth on Schedule 2.12(a), excluding any reduction in brokered deposits and certificates of deposit issued by the Savings Bank pursuant to the Certificate of Deposit Account Registry Service. Sellers further agree to use commercially reasonable efforts to preserve for Purchaser the goodwill of its customers and others having relations with the business normally conducted at the Savings Bank, and to cooperate with and assist Purchaser in assuring the orderly transition of such business from Sellers to Purchaser. Nothing in this paragraph shall be construed as requiring Sellers to engage in any activities or efforts outside of the ordinary course of business as presently conducted.

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(c) Sellers shall not, unless required by applicable law, (i) increase the wages (including bonuses) or fringe benefits payable to any employee, director or officer of the Savings Bank, from the date hereof to the Closing, provided, however that Sellers shall not be prohibited from (A) increasing the base salary of any non-management employee in accordance with customary annual increases in an amount not to exceed five percent of such employee’s current base salary, or (B) paying up to an aggregate amount of $100,000 in “stay bonuses” to non-Excluded Employees of the Savings Bank and “stay bonuses” to any Excluded Employee listed on Schedule 5.05 in an amount to be determined in the sole discretion of Sellers, or (ii) grant any severance or termination pay to any current or former employee, director or officer of Sellers without the written consent of Purchaser.

(d) Sellers shall not materially alter the products or services presently offered by the Savings Bank or materially alter the pricing policy applicable to such products.

(e) Sellers shall maintain in effect through the Closing Date all property, liability, fire, casualty, fidelity and other insurance in effect as of the date of this Agreement with regard to the Savings Bank, including the structures, leasehold improvements and personal property.

(f) Promptly after each fiscal quarter-end prior to the Closing Date, and as of seven (7) calendar days prior to the Closing Date, or as otherwise agreed, Sellers agree to provide to Purchaser updated schedules to Section 1.02 of this Agreement, including, with respect to the Deposit Liabilities, the types of each such deposit, the amount thereof, the interest rate(s) paid thereon and the name(s) and address(es) of each depositor. Purchaser shall have the right, prior to the Closing Date, to review the books and records of Sellers for the purpose of verifying the accuracy of the foregoing schedules.

(g) Sellers shall not enter into or terminate any material contract or agreement, or make any change in any of its material contracts, including contracts related to the operations and maintenance of the Savings Bank if such contract or agreement will be an Assumed Liability.

(h) Sellers shall not make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in accordance with the existing lending and credit policies of the Savings Bank in effect as of the date hereof, and (A) with respect to one-to-four-family owner-occupied residential mortgage loans, originations or refinancings of adjustable rate loans in accordance with the existing lending policies of the Savings Bank; (B) with respect to multi-family loans, originations or refinancing in accordance with the existing lending policies of the Savings Bank; (C) with respect to loans secured by mixed-use properties, commercial owner occupied properties or by commercial income producing properties, originations or refinancings in accordance with the existing lending policies of the Savings Bank; (D) with respect to consumer loans, originations or refinancings in the ordinary course of business consistent with past practice upon terms and in aggregate monthly volumes that do not differ materially from past practice (provided that such prior practice does not violate the Home Ownership and Equity Protection Act of 1994 or constitute predatory lending under the New Jersey Predatory Lending Act); (E) loans or advances as to which the Company has a legally binding obligation to make as of the date hereof and a description of which is set forth on Schedule 4.01(h), (F) unsecured commercial loans originated in accordance with the existing lending policies of the Savings Bank, or (G) construction loans originated in accordance with the existing lending and credit policies of the Savings Bank in effect as of the date hereof.

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(i) Sellers shall not purchase any additional participation interests in loans issued by third parties.

(j) Sellers shall not amend or restate their Certificates of Incorporation, except as may be required by any Governmental Entities in connection with obtaining the consents and approvals described in Section 2.18.

ARTICLE V

OBLIGATIONS OF THE PARTIES PRIOR TO AND AFTER CLOSING DATE

5.01	Full Access

To the extent permitted by applicable law, from the date hereof until the earlier of the Closing and the termination of this Agreement, Sellers shall afford to the officers and authorized representatives of Purchaser access to properties, books and records pertaining to Sellers in order that Purchaser may have full opportunity to make such reasonable investigation of the affairs of Sellers; provided that such access shall be at reasonable times and upon reasonable prior notice, and (ii) the officers of Sellers will furnish Purchaser with such additional financial and operating data of the Sellers, and other information as to the business and properties of the Sellers as Purchaser shall from time to time reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect the transaction contemplated hereunder. Nothing in this Section 5.01 shall be deemed to require Sellers to breach any obligation of confidentiality.

5.02	Requirements of Regulatory Authorities

Sellers shall as soon as is practicable, notify the proper regulatory authorities of their intent to terminate operation of the Savings Bank and to consummate the transactions contemplated by this Agreement and thereafter shall use commercially reasonable efforts to comply with the requirements imposed by such authority applicable to effectuate the transactions contemplated by this Agreement.

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Purchaser shall prepare and file, with the assistance of Sellers, as soon as practicable, but not later than 30 days following the date of this Agreement, an application, as required by law, to the appropriate Federal and/or State regulatory authorities for approval to effect the transactions contemplated by this Agreement (including the purchase of the Assets and the assumption of the Deposit Liabilities) and the parties hereto shall, if required by applicable statute or regulation, publish appropriate notice of the transactions contemplated by this Agreement or related regulatory application. The Parties agree to use their good faith best efforts to obtain such approval in a diligent manner and on a priority basis, and Purchaser further agrees to prepare such applications in a diligent manner and on a priority basis. Each Party shall pay its own fees associated with its regulatory applications.

5.03	Further Assurance

Both Parties hereby agree to execute and deliver such instruments and take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement, and Sellers agree to give such Bill of Sale, acknowledgments and other instruments of conveyance and transfer as, in the reasonable judgment of Purchaser, shall be necessary and appropriate to vest in Purchaser legal and equitable title to the Assets, free and clear of all Title Defects. Purchaser shall be responsible for the costs of examining title, surveys, recording of documents, etc.

5.04	Stockholder Approval

(a) Subject to Purchaser advising Sellers in writing that it has completed its review of such notice and has no further comments, no later than ten (10) Business Days following the date of this Agreement, Saddle River will give to its stockholders no less than 20 and no more than 25 days notice in accordance with its Certificate of Incorporation and the Delaware General Corporation Law (the “DGCL”) to convene and hold a special meeting of its stockholders for the purpose of obtaining the Saddle River Stockholder Approval (the “Saddle River Stockholder Meeting”). Subject to Section 5.08 hereof, Saddle River shall, through its Board of Directors, recommend to its stockholders approval of the transaction contemplated by this Agreement (the “Saddle River Board Recommendation”) and such recommendation will be included in the materials distributed to the stockholders in connection with the Saddle River Stockholder Meeting. Purchaser shall have the right to review and comment on all notices and statements to be provided to stockholders prior to their distribution. Saddle River shall convene and hold the Saddle River Stockholder Meeting as contemplated by the notice described above.

(b) Except as expressly permitted in Section 5.08, prior to obtaining the Saddle River Stockholder Approval, neither the Saddle River Board nor any committee thereof shall withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to the Purchaser, the Saddle River Board Recommendation (any action described in this paragraph being referred to as a “Seller Adverse Recommendation Change”).

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5.05	Retention of Employees

(a) Purchaser agrees to offer employment to all employees of Sellers at the Savings Bank who are still employed as of the Closing Date, other than the employees identified on Schedule 5.05 (the “Excluded Employees”), at a salary no less than each respective employee’s salary on the date hereof, subject to any increases permitted by Section 4.01(c)(i)(A). Purchaser will communicate its offers of employment in writing to each employee other than the Excluded Employees prior to the Closing Date and such offer will include the severance policy set forth in Section 5.05(b). Employment by Purchaser will commence on the Closing Date for those employees of Sellers who accept Purchaser’s offer of employment.

(b) Any “at-will” retained employee who accepts Purchaser’s offer of employment and is subsequently terminated by Purchaser without cause within six (6) months after the Closing Date will receive a severance payment equal to two (2) weeks of base salary for each year of service with the Savings Bank and Purchaser combined, with a minimum payment of four (4) weeks of severance and a maximum payment of twenty-four (24) weeks of severance.

(c) Purchaser shall have no liabilities, obligations or responsibilities under Sellers’ health care, bonus, vacation, pension, profit sharing, deferred compensation, 401(k) or stock purchase plans or similar plans, if any.

(d) All employees of Sellers who are hired by Purchaser will be permitted to participate in Purchaser’s existing employee welfare benefit plans and 401(k) defined contribution plans, and will receive credit for their years of service with Sellers for purposes of determining eligibility to participate in such benefit plans, but not for benefit accrual purposes. Employees of Sellers will not be eligible to participate in Purchaser pension plans, which are frozen and do not admit new enrollees.

5.06	Customer Data

Subject to any confidentiality requirements provided by law, Sellers shall provide, as expeditiously as possible, Purchaser with information pertaining to deposit accounts of the Savings Bank’s customers as Purchaser shall request, or authorizations of Sellers for Purchaser to access same from the service bureau maintaining such information as of the Closing Date. Sellers shall provide Purchaser with reasonably available statistical data related to the Savings Bank prior to the Closing Date.

5.07	Non-Solicitation of Business

Sellers will not, for twelve (12) months subsequent to the Closing Date, directly or indirectly compete for or solicit customers whose deposit accounts have been transferred hereunder. It is the intention of the parties that Sellers shall not directly solicit deposits in Bergen County and other New Jersey counties adjacent to Bergen County. In this regard, Sellers agree that they will not actively use the domain names and urls retained pursuant to Section 1.02(b)(ix) in order to engage in any business related to banking.

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5.08	Non-Solicitation

(a) Except with respect to this Agreement and the transactions contemplated hereby or as otherwise permitted by this Section 5.08, until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VII, officers, directors, employees, representatives and agents of Sellers shall refrain from considering, soliciting, proposing to enter into or entering into any discussion or negotiations with any person or entity relating to a possible investment transaction or acquisition of Sellers or their Assets and Deposit Liabilities. Sellers shall promptly (but in no event later than 24 hours following such event) provide Purchaser with an oral and a written notice of any expression of interest, inquiry, proposal or offer relating to a possible investment transaction or acquisition that is received by either Seller or by any of their representatives from any other person or entity. Such notice shall include the name of the inquirer or proposed acquirer and the terms and conditions of such inquiry or proposal. Notwithstanding the foregoing provisions of this Section 5.08, in the event that either Seller receives a bona fide written Acquisition Proposal (defined below) not solicited in violation of this Agreement, prior to obtaining the Saddle River Stockholder Approval, and the Saddle River Board concludes in good faith (after consultation with its outside legal counsel) that (i) it is legally necessary for the proper discharge of its fiduciary duties for the Board to respond to such Acquisition Proposal and (ii) such Acquisition Proposal constitutes a “Superior Proposal” (as defined below), Sellers may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Sellers shall have entered into a confidentiality agreement with such third party on terms no less restrictive to Sellers than its confidentiality agreement with Purchaser, and provided further that Sellers also shall provide to Purchaser a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.08 to the extent not previously provided or made available to Purchaser. Sellers shall promptly advise Purchaser orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. Sellers shall keep Purchaser fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, and keep Purchaser fully informed in all material respects of the status and details of any determination by either Seller’s Board of Directors with respect to any such Acquisition Proposal.

(b) Prior to obtaining the Saddle River Stockholder Approval, and subject to compliance with the terms of Section 5.08(c) hereof, the Saddle River Board may make a Seller Adverse Recommendation Change if the Saddle River Board receives an Acquisition Proposal that has not been withdrawn that the Saddle River Board determines in good faith, after consulting with outside legal counsel and its financial advisors, constitutes a Superior Proposal and if the Saddle River Board determines in good faith, after consulting with outside legal counsel, that the failure to make such Seller Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law; provided, however, that the Sellers shall not enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal unless this Agreement shall have been terminated by the Sellers in accordance with Section 7.02.

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(c) Saddle River shall not be entitled to effect a Seller Adverse Recommendation Change with respect to a Superior Proposal unless (i) Sellers have provided written notice (a “Seller Adverse Recommendation Notice”) to Purchaser that the Sellers intend to take such action and specifying the terms and conditions of such Superior Proposal, including with such Seller Adverse Recommendation Notice, a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, (ii) during the five (5) Business Day period following Purchaser’s receipt of the Seller Adverse Recommendation Notice, the Sellers shall, and shall cause their financial and legal advisors to, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) following the end of such five (5) Business Day period, the Saddle River Board shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Purchaser to the Sellers in response to the Seller Adverse Recommendation Notice or otherwise, that the Superior Proposal giving rise to the Seller Adverse Recommendation Notice continues to constitute a Superior Proposal. Any amendment to the consideration to be paid in connection with the Superior Proposal or any other material amendment of such Superior Proposal shall require a new Seller Adverse Recommendation Notice and the Sellers shall be required to comply again with the requirements of this Section 5.08(c).

The term “Acquisition Proposal” shall mean any proposal or offer, from any person other than Purchaser, for any of the following: (a) a merger or consolidation, or any similar transaction of any company with either Seller, (b) a purchase, lease or other acquisition of all or substantially all the assets or deposits of either Seller, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 50% or more of the voting power of either Seller, or (d) a tender or exchange offer to acquire securities representing 50% or more of the voting power of either Seller. “Superior Proposal” means an Acquisition Proposal that the Board of Directors of Saddle River reasonably determines to be (i) more favorable to the stockholders of Saddle River from a financial point of view than the purchase of assets and assumption of liabilities contemplated hereby (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Purchaser in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

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5.09	Designated Accounts

Sellers shall use their reasonable best efforts to resolve all claims, endorsement discrepancies or other errors related to the Designated Accounts. Sellers shall maintain a hold on the deposits in such accounts up to the maximum potential Liability relating to such items pending their resolution.

5.10	No Distributions

From the Closing Date until the final determination of Adjusted Closing Book Value pursuant to Section 1.03 of this Agreement, Saddle River shall not pay any dividend or make any distribution to the holders of its capital stock, or redeem or repurchase any shares of its capital stock using the proceeds of the transactions contemplated by this Agreement.

5.11	Sellers Insurance Proceeds; Maintenance of Policies

From the date of this Agreement until the Closing Date, if material damage to or destruction of the Leased Premises or the leasehold improvements thereto has occurred which have not been restored, repaired or otherwise cured by the Closing Date, all insurance proceeds received by Sellers with respect to such damage and not already used to restore such property shall be part of the Assets purchased hereby. Prior to the Closing Date, Sellers shall provide for the addition of Purchaser as an additional named insured under the Sellers Policies covering liability, property and casualty risks, from and after the Closing Date with respect to claims arising from pre-Closing Date occurrences. Sellers shall use commercially reasonable efforts to maintain their current level of director and officer insurance from and after the Closing Date and until the applicable statute of limitations for pre-Closing Date occurrences provided, however that if Sellers do not continue to maintain such insurance, Sellers will purchase a three-year “tail” policy providing substantively equivalent coverage, as permitted pursuant to the terms of the existing director and officer insurance policy of Sellers.

5.12	Confidentiality

From and after the date of this Agreement, subject to the provisions of Section 5.08, Sellers shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information (as defined below). The Sellers and their Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law after the Closing Date, the Sellers shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. “Confidential Information” means any information with respect to the business of the Savings Bank, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is required to be provided by the Sellers to any Governmental Entity, (ii) is generally available to the public on the date of this Agreement, or (iii) becomes generally available to the public after the date of this Agreement, other than as a result of a disclosure not otherwise permissible hereunder.

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ARTICLE VI

CLOSING CONDITIONS

6.01	Conditions to Purchaser’s Obligations

Each and every obligation of Purchaser under this Agreement to be performed on or before the Closing Date and to effect the transaction contemplated hereby shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a) The representations and warranties made by Sellers in this Agreement shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time (except to the extent such representations and warranties are made as of a specified date, in which case as of such specified date);

(b) Sellers shall have performed and complied with in all material respects all obligations and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Date;

(c) The landlord under any real estate lease for the Leased Premises shall have consented to Sellers’ assignment of such lease to Purchaser on terms no less favorable than those in effect on the date of this Agreement;

(d) From the date of this Agreement until the Closing Date, there shall have been no material adverse change in the business, results of operations or condition (financial or otherwise) of Sellers; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a material adverse change: (a) any adverse event, circumstance, change, development, occurrence or effect arising from or relating to (i) general business or economic conditions, including interest rates, related to the business of banking, (ii) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, (iii) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security), (iv) changes or prospective changes in GAAP, or (v) changes or prospective changes in laws or regulations applicable to banks, that, in the cases of (i) through (v) do not disproportionately impact either of the Sellers. For the purpose of this Section 6.01(d), without limitation, there shall be deemed to be a material adverse change in the business of Sellers if the Deposit Liabilities of Sellers as reflected in the Estimated Closing Statement have declined more than 10% from the aggregate Deposit Liabilities as reflected in the Savings Bank Deposit Statement; for purposes of this provision the term Deposit Liabilities shall not include certificates of deposit of the Savings Bank issued pursuant to the Certificate of Deposit Account Registry Service, otherwise known as CDARS, or other brokered deposits.

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(e) On the Closing Date, no action, suit, proceeding or governmental investigation shall be pending or threatened: (i) against Sellers which may reasonably be expected to materially and adversely affect the business, properties and assets of the Savings Bank or (ii) against either Party which seeks to prohibit consummation of this transaction;

(f) Sellers shall have delivered to Purchaser the Savings Bank Audited Financial Statements, which shall include a customary audit opinion of Crowe Horwath containing no qualification or limitations;

(g) Sellers shall have delivered to Purchaser any and all certificates representing the investment securities described on Schedule 1.02(a)(x);

(h) Sellers shall have delivered to Purchaser a certificate of a duly authorized officer, dated the Closing Date, certifying to the fulfillment of all the conditions contained in Section 6.01 (a) and (b);

(i) Sellers shall have delivered to Purchaser certificates of their respective secretaries certifying as to the resolutions of the Boards of Directors and stockholders of Sellers authorizing the transaction contemplated hereby and the incumbency of the officers signing this Agreement and any other agreements or certificates delivered in connection herewith; and

(j) Sellers shall have complied with (and provided Purchaser with all information necessary for Purchaser to comply with) all applicable requirements of Sellers in the State of New Jersey for bulk sales and transfers (“NJ Bulk Sale Requirements”).  Without limitation, NJ Bulk Sale Requirements shall include those set forth at N.J.S.A. 54:50-38 and the procedures provided for compliance therewith by the State of New Jersey Department of the Treasury Division of Taxation (the “Division of Taxation”), including the completion, execution, and submission of the Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) by Purchaser, and Asset Transfer Tax Declaration (Form A5002) by Sellers, and the placement in escrow by Sellers at Closing of the amount of funds as directed in writing by the Division of Taxation.

6.02	Conditions to Sellers’ Obligations

Each and every obligation of Sellers under this Agreement to be performed on or before the Closing Date and to effect the transaction contemplated hereby shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a) The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time (except to the extent such representations and warranties are made as of a specified date, in which case as of such specified date);

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(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by the Agreement to be performed or complied with by it prior to or at the Closing Date;

(c) Purchaser shall have delivered to Sellers a certificate of its President, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions;

(d) Purchaser shall have delivered to Sellers a certificate of its secretary certifying as to the resolutions of the Board of Directors of Purchaser authorizing the transactions contemplated by this Agreement and the incumbency of the officers signing this Agreement and any other agreements or certificates delivered in connection herewith; and

(e) Purchaser shall have completed, executed, and submitted the Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) to the Division of Taxation.

6.03	Conditions to Sellers’ and Purchaser’s Obligations

Each and every obligation of the parties under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a) The approval of the transactions contemplated by this Agreement by the appropriate Governmental Entities, including but not limited to the approval of the OCC pursuant to 12 CFR § 163.22(c), shall have been obtained and all applicable waiting periods shall have expired;

(b) No statute, rule, regulation, executive order, decree, ruling or permanent order shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transaction contemplated hereby; and

(c) The Saddle River Stockholder Approval shall have been obtained.

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ARTICLE VII

TERMINATION

7.01	Methods of Termination

This Agreement may be terminated at any time, but not later than the Closing Date:

(a) By mutual agreement of Purchaser and Sellers; or

(b) By Purchaser or Sellers if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein to the extent that the condition set forth in Section 6.01(b) or 6.02(b), whichever is applicable, is not satisfied, and such breach has not been cured by the earlier of thirty (30) calendar days after the giving of notice to the breaching Party of such breach or the Outside Date; or

(c) By Sellers or Purchaser at any time after the approval of any Governmental Entity that is required for consummation of the transaction contemplated hereby has been denied by final nonappealable action of such Governmental Entity; or

(d) By Sellers or Purchaser if the Saddle River Stockholder Approval is not obtained at the Saddle River Stockholder Meeting; or

(e) By Sellers in order to enter into a definitive agreement in connection with a Superior Proposal, prior to the receipt of the Saddle River Stockholder Approval, if (i) the Sellers have complied with Section 5.08(b) and Section 5.08(c) and (ii) prior to or concurrently with such termination, Sellers shall have paid the Termination Fee (as defined in Section 7.03);

(f) By Purchaser if Sellers shall have breached their covenants set forth in Section 5.08 in any material respect or if a Seller Adverse Recommendation Change shall have occurred; or

(g) By Sellers or Purchaser if the Closing Date has not occurred on or before September 30, 2012 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(g) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

7.02	Procedure Upon Termination

In the event of termination pursuant to Section 7.01, written notice thereof shall be given by the terminating Party to the other Parties, and this Agreement shall terminate immediately upon receipt of such notice and become void and have no effect, and no Party shall have any liability or further obligation to any other Party hereunder, except (i) Sections 7.02, 7.03 and Article X shall survive any such termination, and (ii) termination will not relieve a breaching Party from liability for any willful breach of this Agreement giving rise to such termination. If this Agreement is terminated as provided herein:

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(a) Each Party will redeliver to the furnishing Party (or destroy, with confirmation of destruction by officer’s certificate) all documents, work papers and other materials of the furnishing Party relating to the transaction contemplated hereby, whether so obtained before or after the execution hereof; and

(b) All information received by any Party hereto with respect to the business of the other Parties (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for business advantage by such Party or disclosed by such Party to third persons to the detriment of the Party furnishing such information or if otherwise prohibited by state or federal law.

Nothing contained in this Article VII shall be deemed to excuse any Party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

7.03	Termination Fee

(a) In the event that:

(i) (A) a Superior Proposal shall have been made known to the Sellers or shall have been made directly to Saddle River’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Superior Proposal, (B) thereafter this Agreement is terminated by the Purchaser pursuant to Section 7.01(b) and (C) the Sellers enter into a definitive agreement with respect to, or consummate, a transaction contemplated by any Acquisition Proposal within twelve (12) months after such termination; or

(ii) this Agreement is terminated by Sellers or Purchaser pursuant to Section 7.01(d); or

(iii) this Agreement is terminated by Sellers pursuant to Section 7.01(e); or

(iv) this Agreement is terminated by Purchaser pursuant to Section 7.01(f),

then in any such event the Sellers shall pay to the Purchasers a termination fee in cash equal to $440,000 (the “Termination Fee”).

(b) The Termination Fee required to be paid to the Purchaser pursuant to this Section 7.03 shall be paid promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Superior Proposal (for purposes of this paragraph, “promptly” shall mean not later than two (2) Business Days after delivery to the Sellers of notice of demand for payment); provided, however, that any payment required to be made in connection with a termination of this Agreement by Sellers pursuant to Section 7.01(d) or pursuant to Section 7.01(e) shall be made to Purchaser prior to or contemporaneously with the termination of this Agreement by the Sellers pursuant to such section (and any purported termination by Sellers pursuant to Section 7.01(d) or Section 7.01(e) shall be void and of no force or effect unless the Sellers shall have made such payment) and provided, further, that any Termination Fee payable in connection with a termination of this Agreement by Purchaser pursuant to Section 7.01(f) shall be paid to Purchaser within two (2) Business Days of such termination. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Purchaser.

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(c) Each of the Parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated hereby, and that without these agreements, the Purchaser would not enter into this Agreement. Accordingly, if the Sellers fail to timely pay any amount due pursuant to this Section 7.03 and, in order to obtain the payment the Purchaser commences a suit which results in a judgment against either Seller for the payment set forth in this Section 7.03, such payment shall accrue interest for the period commencing on the date such amount became past due until the date such payment is made at the annual rate of eight percent (8%). In addition, the Sellers shall pay the Purchaser its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit.

ARTICLE VIII

TAX MATTERS

8.01	Other Tax Matters

(a) Wage Reporting. Purchaser and Sellers agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(b) Purchase Price Allocation. As soon as practicable after the Closing Date, Purchaser shall prepare and deliver to Sellers copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the purchase price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Assets and Assumed Liabilities. The Asset Acquisition Statement shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”). Purchaser shall prepare and deliver to Sellers from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The purchase price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) paid by Purchaser for the Assets and Assumed Liabilities shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Sellers, and all Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such allocations.

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(c) Prorations. Sellers shall bear all property and ad valorem Tax liabilities with respect to the Assets and Assumed Liabilities if the lien or assessment date arises prior to the Closing Date, irrespective of the reporting and payment dates of such Taxes. All other real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Assets and Assumed Liabilities for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Sellers based on the number of days of such taxable period up to and including the Closing Date (which shall be for the account of Sellers) and the number of days of such taxable period after the Closing Date (which shall be for the account of Purchaser). With respect to Taxes described in this Section 8.01(c), Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Tax Authority payment for Taxes which are subject to proration under this Section 8.01(c) and such payment includes the other Party’s share of such Taxes, such other Party shall reimburse the remitting Party for its share of such Taxes within five (5) days of notice of payment.

(d) Cooperation on Tax Matters. Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(e) Transfer Taxes. Sellers and Purchaser shall (a) share equally any and all liabilities for any excise, sales, use, stamp, documentary, filing, recording, transfer, gross receipts, registration, duty, or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the person liable for such Transfer Taxes under applicable law and (b) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

(f) Tax Clearance Certificates. Purchaser and Sellers shall notify all Taxing Authorities, to the extent required by applicable law, of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject Sellers or Purchaser to any Taxes. If, in respect to any notification or application for Tax Clearance Certificates made pursuant to this Section 8.01(f), any Taxing Authority asserts that either Sellers or Purchaser is liable for any Tax, such Party shall promptly pay any and all such amounts and shall provide evidence satisfactory to the other Parties that such liabilities have been paid in full or otherwise satisfied.

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ARTICLE IX

INDEMNIFICATION

9.01	Indemnification by Sellers

From and after the Closing Date, Sellers shall, jointly and severally, indemnify, hold harmless and defend Purchaser and its officers, directors, employees, agents, representatives and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against all damages, losses, obligations and liabilities, including reasonable legal fees and expenses (“Losses”), directly or indirectly arising out of (i) any actions, suits, proceedings or investigations commenced prior to the Closing Date relating to operations at the Savings Bank, (ii) any actions, suits, proceedings or investigations commenced on or after the Closing Date but which relate to operations at the Savings Bank prior to the Closing Date, to the extent not specifically assumed or subject to an indemnity by Purchaser under the terms of this Agreement or (iii) the Excluded Liabilities. Sellers agree further to defend, indemnify, and hold harmless Purchaser against all Losses from any breach of any covenant or agreement, representation or warranty made by Sellers in this Agreement or in any certificate delivered to Purchaser hereunder. Purchaser will give Sellers written notice of a threatened or pending claim within thirty (30) calendar days (except in the case where Purchaser’s first notice is its receipt of a complaint in which case such time for giving notice shall be fifteen (15) calendar days of its learning about such threatened or pending claim), together with a statement of facts known to it regarding such threatened or pending claim; provided, however, that failure to so notify Sellers shall not preclude Purchaser from any indemnification that it may claim in accordance with this Article IX except to the extent that Sellers are materially prejudiced thereby. Sellers will then have twenty (20) calendar days from the date they received such notice to investigate the threatened or pending claim and determine whether they will elect to assume the defense of the matter involving such threatened or pending claim. If they so elect, Sellers will be entitled to conduct the defense with counsel of their choice reasonably acceptable to Purchaser, and shall be given Purchaser’s full cooperation and assistance in maintaining said defense. Purchaser may participate, at its own expense, in the defense of such claim; provided, however, that Purchaser shall be entitled to participate in such defense with separate counsel at Sellers’ expense if (A) so requested by Sellers to participate, (B) if Purchaser determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to full indemnification under this Agreement, (C) the claim is a criminal proceeding or (D) in the opinion of counsel to Purchaser, a conflict or potential conflict exists between the Sellers and Purchaser that would make such separate representation advisable. Sellers must acknowledge in writing to the Purchaser that they are obligated to indemnify the Purchaser with respect to such claim to the extent provided hereunder, and must maintain the defense actively and diligently in order to preserve their rights to conduct the defense. Sellers shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without Sellers’ written consent, which consent shall not be unreasonably withheld. Sellers must satisfy any indemnification obligations hereunder by payment directly to Purchaser in cash. The representations, covenants and obligations of Sellers, and the rights and remedies that may be exercised by Purchaser based on such representations, covenants and obligations, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. It is understood that the obligations of Sellers under this paragraph shall survive the Closing Date.

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Sellers shall have no indemnification obligation to Purchaser for breaches of the representations and warranties of Sellers set forth in Article II of this Agreement (other than with respect to Fundamental Representations (as defined in Section 10.05), as to which this sentence shall not apply) unless and until the total amount of all Sellers’ indemnification obligations shall exceed Fifty Thousand Dollars ($50,000), and then only to the extent of the amount of such excess. The aggregate indemnification liability of Sellers for breaches of the representations and warranties of Sellers set forth in Article II of this Agreement (other than with respect to Fundamental Representations and acts or omissions constituting fraud or intentional misconduct, as to which this sentence shall not apply) shall not exceed Five Hundred Fifty Thousand Dollars ($550,000).

For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder any materiality qualifications in the representations, warranties, covenants and agreements shall be disregarded.

9.02	Indemnification by Purchaser

From and after the Closing Date, Purchaser shall indemnify, hold harmless and defend Sellers and their respective officers, directors, employees, agents, representatives and Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Losses which Sellers may receive, suffer or incur in connection with operations and transactions occurring on or after the Closing Date involving the Savings Bank or the Assets or Assumed Liabilities, except as otherwise specifically provided for in this Agreement. Purchaser agrees further to defend, indemnify, and hold harmless Sellers against all Losses resulting from any breach of any covenant, agreement, representation or warranty made by Purchaser and its officers, directors, employees, agents, representatives and Affiliates in this Agreement or in any certificate delivered to Sellers hereunder. Sellers will give Purchaser written notice of a threatened or pending claim within thirty (30) calendar days (except in the case where Sellers’ first notice is its receipt of a complaint, in which case such time for giving notice shall be fifteen (15) calendar days after its learning about such threatened or pending claim), together with a statement of facts known to it regarding such threatened or pending claim; provided, however, that failure to so notify Purchaser shall not preclude Sellers from any indemnification that they may claim in accordance with this Article IX except to the extent that Purchaser is materially prejudiced thereby. Purchaser will then have twenty (20) calendar days from the date it receives such notice to investigate the threatened or pending claim to determine whether it will elect to assume the defense of the matter involving such threatened or pending claim. If it does so elect, Purchaser will be given Sellers’ full cooperation and assistance in maintaining such defense. Sellers may participate, at their own expense, in the defense of such claim; provided, however, that Sellers shall be entitled to participate in such defense with separate counsel at Purchaser’s expense if (A) so requested by Purchaser to participate, (B) if Sellers determine in good faith that there is a reasonable probability that a proceeding may adversely affect them other than as a result of monetary damages for which they would be entitled to full indemnification under this Agreement, (C) the claim is a criminal proceeding or (D) in the opinion of counsel to Sellers, a conflict or potential conflict exists between the Sellers and Purchaser that would make such separate representation advisable. Purchaser must acknowledge in writing to the Sellers that it is obligated to indemnify the Sellers with respect to such claim to the extent provided hereunder, and must maintain the defense actively and diligently in order to preserve its rights to conduct the defense. Purchaser shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without Purchaser’s written consent, which consent shall not be unreasonably withheld. Purchaser must satisfy any indemnification obligations hereunder by payment directly to Sellers in cash. The representations, covenants and obligations of Purchaser, and the rights and remedies that may be exercised by Sellers based on such representations, covenants and obligations, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. It is understood that the obligations of Purchaser under this paragraph shall survive the Closing Date.

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9.03	Tax Treatment of Indemnification Payments

Purchaser and Sellers shall treat indemnification payments made under this Article IX as adjustments of the Purchase Price for all federal and state income tax purposes to the extent permitted under applicable Tax law.

9.04	Exclusive Remedy

Except as provided in Section 10.13, the Parties acknowledge and agree that their sole and exclusive remedy from and after the Closing Date with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their respective officers, directors, employees, agents, representatives and Affiliates arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article IX.

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ARTICLE X

MISCELLANEOUS PROVISIONS

10.01	Entire Agreement

This Agreement, the exhibits and schedules hereto and the Non Disclosure Agreement dated as of October 28, 2011, by and between Purchaser and the Savings Bank, shall constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior negotiations, understandings and agreements, whether written or oral.

10.02	Assignment

This Agreement and all provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, prior to the Closing Date, by any of the Parties without the prior written consent of the other Parties. This Agreement will be for the sole benefit of the Parties to this Agreement, the Seller Indemnified Parties, the Purchaser Indemnified Parties, and their respective successors, permitted assigns and legal representatives and is not intended, nor will be construed, to give any Person, other than the Parties and their respective successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

10.03	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.04	Headings

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

10.05	Survival of Representations and Warranties

The respective representations and warranties of the parties hereto contained herein shall survive the Closing for a period of two (2) years after the Closing Date; provided, however, that (I) the representations and warranties (a) of Sellers set forth in Section 2.01 (Corporate Organization and Power), Section 2.02 (Leases, Title to Property, Encumbrances), Section 2.08 (Deposit Insurance; FDIC), and Section 2.11 (No Finders or Brokers) and (b) of Purchaser set forth in Section 3.01 (Corporate Organization and Power) (collectively, the “Fundamental Representations”) shall survive indefinitely following the Closing Date and (II) the representations and warranties of Sellers set forth in Section 2.13 (Taxes) shall survive until thirty (30) days beyond the applicable statute of limitations. Notwithstanding anything in this Agreement to the contrary, any claim made with reasonable specificity by any indemnified party within the applicable period for such claim shall survive until such claim is finally and fully resolved.

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10.06	Payment of Expenses

Each Party herein shall pay for its own expenses and costs in connection with the carrying out of this Agreement except as otherwise stated herein. Each Party shall pay its own applicable fees with respect to any regulatory application fee related to the transactions contemplated by this Agreement.

10.07	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to its laws or principles of conflict of laws), except to the extent that federal law controls.

10.08	Public Disclosure

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Purchaser and Sellers. Neither the Purchaser nor the Sellers shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement and the transaction contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or by any applicable listing agreement with the Nasdaq Stock Market, as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party).

10.09	Addresses for Notice, etc.

All notices, requests, demands and other communications provided for hereunder and under the related documents shall be in writing and shall be deemed given and received (i) one Business Day after delivered to a nationally recognized overnight delivery service (such as Federal Express) if sent for next Business Day delivery, (ii) two Business Days after deposited in the United States mail if mailed by registered or certified mail, return receipt requested, or (iii) when received if hand delivered, to the applicable Party at the addresses indicated below:

If to Sellers:

Saddle River Valley Bank

Attn: John J. Oros, Chairman

171 East Saddle River Road

Saddle River, New Jersey 07458

With a copy to: Edward C. Hogan, Esq.

Stevens & Lee

1415 Marlton Pike East

Suite 506

Cherry Hill, New Jersey 08034

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If to Purchaser:	With a copy to:

Union Center National Bank	Peter H. Ehrenberg, Esq.
Attn: Anthony Weagley, President & CEO	Lowenstein Sandler PC
2455 Morris Avenue	65 Livingston Avenue
Union, New Jersey 07083	Roseland, New Jersey 07068

or, as to each Party, at such address as shall be designated by such Party in a written notice to each Party complying as to delivery with the terms of this Section.

10.10	Interpretation

Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word “including” means “including without limitation”.

10.11	Amendment, Modification and Waiver

This Agreement may only be amended or modified in writing signed by the Party against whom enforcement of such amendment or modification is sought. Any of the terms or conditions of this Agreement may be waived at any time by the Party or Parties entitled to the benefit thereof, but only by a writing signed by the Party or Parties waiving such terms or conditions.

10.12	Severability; No Strict Construction

The invalidity of any portion hereof will not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction will be enforced to the maximum extent permitted by law. Purchaser and Sellers acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any Party by virtue of this Agreement’s preparation.

10.13	Remedies

Sellers acknowledge that Sections 5.07 and 5.08 are a material inducement for Purchaser to enter into this Agreement and in the event of any material breach of any such section by either Seller, Purchaser and its Affiliates would be harmed irreparably and immediately and could not be made whole by monetary damages. Accordingly, Purchaser and each Affiliate of Purchaser, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction or injunctions to prevent any breach of the provisions of such sections and to compel specific performance of the provisions hereof. Each of the covenants of Sellers under such sections shall be for the benefit of each Affiliate of Purchaser (and its successors and assigns), as well as Purchaser and its successors and assigns. These remedies shall not be deemed to be exclusive remedies for a violation of this Agreement but shall be in addition to all other remedies available to Purchaser or an Affiliate of Purchaser at law or in equity. Purchaser shall not be required to post any bond or other security in connection with any proceeding to enforce any such Section.

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10.14	Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF A PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.15	Joint and Several Liability

Unless expressly stated herein to the contrary, all obligations of Saddle River and Savings Bank hereunder shall be joint and several obligations of Sellers.

(Remainder of the page intentionally left blank. Signature page to follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date written above.

SADDLE RIVER VALLEY BANCORP

By:	/s/ Ralph Valvano
Name: Ralph Valvano Title: CEO

SADDLE RIVER VALLEY BANK

By:	/s/ Jeffrey A. Wichman
Name: Jeffrey A. Wichman Title: Executive Vice President

UNION CENTER NATIONAL BANK

By:	/s/ Anthony C. Weagley
Name: Anthony C. Weagley Title: President and CEO

(Signature Page to the Bank Purchase and Assumption Agreement)

EXHIBITS
Exhibit A	Bill of Sale
Exhibit B	FIRPTA Certificate
Exhibit C	Instrument of Assumption of Certain Liabilities
Exhibit D	Assignment and Assumption Agreement and Landlord’s Consent

Exhibit A

BILL OF SALE

BILL OF SALE (this “Bill of Sale”), made as of [___], 2012, from Saddle River Valley Bancorp, a savings and loan holding company (“Saddle River”) and Saddle River Valley Bank, a federally chartered savings association and a wholly owned subsidiary of Saddle River (the “Savings Bank”, and collectively with Saddle River the “Sellers”), each having its principal office at 171 East Saddle River Road, Saddle River, New Jersey 07458, to Union Center National Bank, a federally chartered commercial bank (the “Purchaser”), having its principal office at 2455 Morris Avenue, Union, New Jersey 07083.

WHEREAS, pursuant to the Bank Purchase and Assumption Agreement, dated as of February 1, 2012 (the “Agreement”), by and between the Sellers and the Purchaser, the Purchaser has agreed to purchase from the Sellers all of their right, title and interest in and to certain assets.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Sellers, the Sellers hereby sell, convey, assign, transfer and deliver to the Purchaser, and its successors and assigns, all of the Sellers’ right, title and interest in and to the Assets (such capitalized terms and, except as otherwise defined herein, all other capitalized terms used herein shall have the meaning ascribed to such terms in the Agreement) as of the date hereof.

In accordance with the Agreement, the Assets shall not include, and the Purchaser is not acquiring from the Sellers, any of the Excluded Assets, and the Sellers shall retain ownership of all right, title and interest in and to the Excluded Assets.

Sellers hereby covenant and agree with Purchaser that the Sellers are the lawful owners of the Assets and own the Assets free and clear of all encumbrances. Sellers further covenant and agree that the representations, warranties, covenants and agreements of Sellers contained in the Agreement shall not merge into or with this Bill of Sale but shall survive this Bill of Sale and become a part hereof and shall continue in full force and effect for the period specified in the Agreement as though set forth herein at length.

The Sellers covenant and agree with the Purchaser that the Sellers will from time to time execute, acknowledge and deliver such other and further instruments and will take such other action as may be necessary or desirable to carry out more effectively the transfer of assets provided for herein.

Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person other than the Purchaser and its successors and assigns, any remedy or claim under or by reason of this instrument or any agreements, covenants or terms hereof, and all the agreements, covenants and terms contained in this instrument shall be for the sole and exclusive benefit of the Purchaser and its successors and permitted assigns.

This Bill of Sale shall inure to the benefit of the Purchaser and its successors and permitted assigns and be binding upon and enforceable against the Sellers and their successors and permitted assigns.

This Bill of Sale is given pursuant to the Agreement, and, except as herein otherwise provided, the transfer of the property hereunder is made subject to the terms and provisions of the Agreement including, without limitation, Article X thereof.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized officer of each of the Sellers as of the date first written above.

SADDLE RIVER VALLEY BANCORP

By:	/s/
Name: Title:

SADDLE RIVER VALLEY BANK

By:	/s/
Name: Title:

Exhibit B

FIRPTA Certificate

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Union Center National Bank that withholding of tax is not required upon the disposition of a U.S. real property interest by Saddle River Valley Bancorp, a savings and loan holding company (“Saddle River”) and Saddle River Valley Bank, a federally chartered savings association and a wholly owned subsidiary of Saddle River (the “Savings Bank”, and collectively with Saddle River the “Sellers”), the undersigned hereby certifies the following on behalf of the Sellers:

1. Neither Seller is a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Neither Seller is a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3. Saddle River’s U.S. employer identification number is [_____________];

4. Savings Bank’s U.S. employer identification number is [____________]; and

4. Sellers’ office address is 171 East Saddle River Road, Saddle River, New Jersey 07458.

Sellers understand that this certification may be disclosed to the Internal Revenue Service by Union Center National Bank and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury each of the undersigned declare that they have examined this certification and to the best of their knowledge and belief it is true, correct and complete, and each of the undersigned further declares that he or she has the authority to sign this document on behalf of the Sellers.

Dated as of ____________, 2012

SADDLE RIVER VALLEY BANCORP

By:	/s/
Name: Title:

SADDLE RIVER VALLEY BANK

By:	/s/
Name: Title:

Exhibit C

INSTRUMENT OF ASSUMPTION OF CERTAIN LIABILITIES

INSTRUMENT OF ASSUMPTION OF CERTAIN LIABILITIES (this “Instrument of Assumption”) made as of [__], 2012, by Union Center National Bank (the “Purchaser”), a federally chartered commercial bank having its principal office at 2455 Morris Avenue, Union, New Jersey 07083, in favor of Saddle River Valley Bancorp, a savings and loan holding company (“Saddle River”) and Saddle River Valley Bank, a federally chartered savings association and a wholly owned subsidiary of Saddle River (the “Savings Bank”, and collectively with Saddle River the “Sellers”), each having its principal office at 171 East Saddle River Road, Saddle River, New Jersey 07458, pursuant to the Bank Purchase and Assumption Agreement dated as of February 1, 2012 (the “Agreement”), by and between the Purchaser and the Sellers.

In partial consideration of the sale, conveyance, assignment, transfer and delivery by the Sellers to the Purchaser, pursuant to the Agreement, of all of the Sellers’ right, title and interest in and to the Assets (such capitalized term and, except as otherwise defined herein, all other capitalized terms used herein shall have the meaning ascribed to such terms in the Agreement), the Sellers hereby assign to the Purchaser, and Purchaser does hereby assume from the Sellers the Assumed Liabilities (which include the Deposit Liabilities), and the Purchaser does hereby agree to pay, honor, perform and discharge all obligations with respect to, and shall be solely and exclusively liable for, the Assumed Liabilities.

In accordance with the Agreement, the Assumed Liabilities shall not include and the Purchaser is not assuming and shall not be deemed to have assumed any of, the Excluded Liabilities, and, accordingly, the Purchaser has not agreed to assume or pay, and shall not assume or be deemed to have assumed, any liability or obligation, direct or indirect, absolute or contingent, of the Sellers or any other person or entity, the assumption of which is not expressly provided for in the Agreement.

The assumption by the Purchaser of the Assumed Liabilities shall not be construed to defeat, impair or limit in any way any rights or remedies of the Purchaser to contest or dispute the validity or amount thereof.

For the consideration aforesaid, the Purchaser, for itself and its successors and assigns, has covenanted, and by this Instrument of Assumption does covenant, with the Sellers and their successors and assigns that the Purchaser and its successors and assigns will from time to time do, execute and deliver, or will cause to be done, executed and delivered, all such further acts and instruments which the Sellers may reasonably request in order to more fully effectuate the assumption of liabilities provided for herein.

This Instrument of Assumption will be enforceable against the successors and assigns of the Purchaser and will inure to the benefit of the successors and assigns of the Sellers.

This Instrument of Assumption is given pursuant to the Agreement, and, except as herein otherwise provided, the assumption of the Assumed Liabilities hereunder is made subject to the terms and provisions of the Agreement including, without limitation, Article X.

IN WITNESS WHEREOF, this Instrument of Assumption has been duly executed and delivered by the duly authorized officer of the Purchaser as of the date first set forth above.

UNION CENTER NATIONAL BANK

By:	/s/
Name: Title:

AGREED AND ACCEPTED:

SADDLE RIVER VALLEY BANCORP

By:_________________________________

Name:

Title:

SADDLE RIVER VALLEY BANK

By:_________________________________

Name:

Title:

Exhibit D

Assignment and Assumption Agreement and Landlord’s Consent

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (“Agreement”), dated as of __________, 2012, is entered into by and between Saddle River Valley Bank, having an address of 171 East Saddle River Road, Saddle River, New Jersey 07458 (“Assignor”), and Union Center National Bank, having an address of 2455 Morris Avenue, New Jersey 07083 (“Assignee”).

BACKGROUND

WHEREAS, Assignor, as tenant, and ___________, as landlord (the “Landlord”), entered into a Lease Agreement (the “Lease”) dated _____________, 20__, pursuant to which Assignor leased from Landlord certain areas within the building located at _____________ (collectively, the “Premises”), all as more fully described in the Lease; and

WHEREAS, Assignor and Assignee have entered into a Bank Purchase and Assumption Agreement (the “Agreement”), dated February 1, 2012, pursuant to which Assignee has agreed to purchase certain assets of Assignor and assume certain obligations of Assignor; and

WHEREAS, in connection with, and as a condition of, the consummation of the transaction contemplated by the Agreement, Assignor desires to assign, transfer, convey and set over to Assignee all of Assignor’s right, title and interest in, to and under the Lease, and Assignee desires to accept such assignment, and assume all obligations of Assignor under the Lease, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, each intending to be legally bound hereby, covenant and agree as follows:

Section 1. Assignment. Assignor hereby assigns, transfers, conveys and sets over unto Assignee, effective as of the date hereof, all of Assignor’s right, title and interest in, to and under the Lease.

Section 2. Acceptance and Assumption. Assignee hereby accepts such assignment and agrees to be bound by all of the terms and conditions set forth in the Lease and to assume and perform all of the duties and obligations of the Assignor thereunder from and after the date hereof.

Section 3. Apportionment of Rent. All rent under the Lease shall be apportioned between Assignor and Assignee as of the date hereof.

Section 4. Indemnification by Assignor. Assignor agrees to indemnify and defend Assignee and hold Assignee harmless from and against any and all claims, demands, liabilities, damages, actions or causes of action, whether in law or in equity, arising out of the tenant’s obligations under the Lease to, but including, the date hereof, including (without limitation) the performance of all obligations required of the tenant thereunder. The foregoing shall include the payment of court costs, expenses, and reasonable attorneys’ fees incurred by the Assignee.

Section 5. Indemnification by Assignee. Assignee agrees to indemnify and defend Assignor and hold Assignor harmless from and against any and all claims, demands, liabilities, damages, actions or causes of action, whether in law or in equity, arising out of the tenant’s obligations under the Lease on and after the date hereof, including (without limitation) the performance of all obligations required of the tenant thereunder. The foregoing shall include the payment of court costs, expenses, and reasonable attorneys’ fees incurred by the Assignor.

Section 6. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to its rules or principles pertaining to conflict of laws.

Section 8. Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed signature page by facsimile or an email in PDF format shall have the same legal effect as the delivery of a signature page containing an original signature.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Lease as of the day and year first above written.

Saddle River Valley Bank

By:	/s/
President

Union Center National Bank

By:	/s/
President

CONSENT AND ACKNOWLEDGMENT OF LESSOR

The undersigned, _____________, Lessor under the Lease described in the foregoing Assignment and Assumption of Lease (the “Assignment”), intending to be legally bound, acknowledges and consents to the foregoing Assignment and Assumption of Lease and to the assignment of the Lease from Saddle River Valley Bank (“Saddle River”) to Union Center National Bank (“Union”) on the terms and provisions provided in said instrument.

Lessor represents and warrants to Union that (i) the Lease is in full force and effect, (ii) Saddle River is not in default in its payments of Base Rent, Additional Rent or any other payment due under the Lease, (iii) no claims exist against Saddle River under the Lease and Saddle River is not in breach of any provision of the Lease, and (iv) the Lease has not been modified, supplemented or amended, except as described in the recitals in the foregoing Assignment.

Capitalized terms used herein that are not defined herein shall have the meanings given to such terms in the Assignment or in the Lease, as applicable.

IN WITNESS WHEREOF, the undersigned has caused this Consent and Acknowledgment of Lessee to be duly executed this _________day of ___________, 2012.

[Landlord]

By:	/s/
President